ENDOWMENTS

                          TRUST INSTRUMENT SUPPLEMENTAL

                  The undersigned, being the Trustees of Endowments, a Delaware business trust (the "Trust"), acting pursuant to Section 11.08 of the Trust's Trust Instrument dated May 14, 1998 (the "Trust Instrument"), hereby amend the following Section 4.05 and add the following Sections 4.06 and 4.07 to Article IV of the Trust Instrument (all subsequent sections contained in Article IV of such Trust Instrument are renumbered accordingly):

                           Section 4.05 Chairman of the Trustees. The Trustees
                  shall appoint one of their number to be Chairman of the Board of Trustees. The Chairman shall preside at all meetings of the Trustees and of the shareholders at which he or she is present, shall be responsible for the execution of policies established by the Trustees and the administration of the Trust, and may be (but is not required to be) the chief executive, financial and/or accounting officer of the Trust. He or she shall have and may exercise such powers as are, from time to time, assigned to him or her by the Board of Trustees or as may be required by law. If the Chairman of the Board is a trustee who is not an "interested person" of the Trust as defined in Section 2(a)(19) of the Investment Company Act of 1940 ("independent trustee") the Chairman shall serve as a non-executive Chairman and shall not be considered an officer of the Trust. The election of an independent trustee as Chairman will not reduce the responsibilities of the other Trustees. The Chairman shall hold such title until his or her successor shall have been duly chosen and qualified, or until he or she shall have resigned or shall have been removed. Any vacancy may be filled for the unexpired portion of the term by the Board of Trustees at any regular or special meeting.

                           Section 4.06. Vice Chairman of the Trustees. The Vice
                  Chairman of the Board of Trustees, if one be elected, shall, when present and in the absence of the Chairman of the Board, preside at all meetings of the shareholders and Trustees, and he or she shall perform such other duties as may from time to time be assigned to him or her by the Board of Trustees or as may be required by law.

                           Section 4.07 Hiring of Employees or Retaining of
                  Advisers and Experts. The Trustees who are not considered "interested persons" of the Trust under the 1940 Act may hire employees or retain advisers and experts as they deem necessary to help ensure that they are able to deal with matters beyond their expertise and fulfill their role of representing shareholder interests.

                  The aforesaid amendment was declared advisable and approved by resolution of the entire Board of Trustees of the Trust at a meeting duly held on May 17, 2005.

                  The supplement of the Trust Instrument as hereinabove set forth has been duly advised by the Board of Trustees of the Trust.



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The foregoing shall be effective as of May 17, 2005.


/s/ Robert J. Denison
-----------------------------------------------------
Robert J. Denison, as Trustee


/s/ Steven D. Lavine
-----------------------------------------------------
Steven D. Lavine, as Trustee


/s/ Joseph M. Lumarda
-----------------------------------------------------
Joseph M. Lumarda, as Trustee


/s/ Patricia A. McBride
-----------------------------------------------------
Patricia A. McBride, as Trustee


/s/ Gail L. Neale
-----------------------------------------------------
Gail L. Neale, as Trustee


/s/ Robert G. O'Donnell
-----------------------------------------------------
Robert G. O'Donnell, as Trustee


/s/ Thomas E. Terry
-----------------------------------------------------
Thomas E. Terry, as Trustee


/s/ Robert C.  Ziebarth
-----------------------------------------------------
Robert C. Ziebarth, as Trustee

Dated:  May 17, 2005

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